Exhibit 10.29

ASSET PURCHASE AGREEMENT

BY AND AMONG

MARKET STREET TRUCK PLAZA ACQUISITION CORP, L.L.C.,

RICK PERNICI

AND

GAMECO HOLDINGS, INC.

DATED:  October 4, 2006

STATE OF LOUISIANA

PARISH OF CADDO

ASSET PURCHASE AGREEMENT

BE IT KNOWN, that before the undersigned Notaries Public, and in the presence of the undersigned competent witnesses, personally came and appeared:

MARKET STREET TRUCK PLAZA ACQUISITION CORP, LLC, a Delaware limited liability company (“Market Street”), domiciled and having its principal place of business in the Parish of Caddo and whose mailing address is declared to be 1324 N. Market, Shreveport, Louisiana 71101, herein represented by its duly authorized agent Rick Pernici;

RICK PERNICI, a Louisiana resident, whose mailing address is declared to be 6910 Gilbert, Shreveport, Louisiana 71106 (“Operating Member”);

 (Market Street and the Operating Member shall collectively be referred to herein as “Sellers” and each individually as a “Seller”);

and

GAMECO HOLDINGS, INC, a Delaware corporation (the “Purchaser”), domiciled and having a place of business in the Parish of Lafayette, State of Louisiana and whose mailing address is declared to be 718 S. Buchanan Street, Suite C, Lafayette, Louisiana 70507, herein represented by its duly authorized agent Jeffrey P. Jacobs, each of whom did execute this Asset Purchase Agreement (“Agreement”), to be effective as of this 4th day of October, 2006 (the “Agreement Date”).

INTRODUCTION

A.            Sellers own the assets of a truck stop located at 1324 N. Market, Shreveport, Louisiana 71101 (the “Truck Stop”).

B.            The Truck Stop, inter alia, is currently under construction and when completed will provide retail motor and diesel fuels, convenience store and restaurant operations for sale to or use by the general public as well as the necessary location and other necessary physical requirements for the operation of video draw poker devices for play by the general public.

C.            Buyer, for itself and its designees, desires to purchase and Sellers desire to sell the Truck Stop.

NOW, THEREFORE, in consideration of the promises, obligations, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties agree as follows:

Section 1.                                            Definitions and Related Matters.

1.1           Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below (such meanings to be applicable to both the singular and plural forms of the terms defined):

“Acquired Assets” shall mean all assets, accounts receivable, privileges, rights, real and personal property, Intellectual Property Rights, licenses, interests and claims (whether personal, tangible or intangible) of every type and description owned by Sellers (subject only to the leases identified on Schedule 6.9(a) and the Permitted Encumbrances) and used in the operation of the Business, other than the Excluded Assets.  Acquired Assets, include, but are not limited to, each of the following:

(a)          leasehold title arising pursuant to the Property Lease (subject to Permitted Encumbrances hereinafter defined) in and to certain improved real property located at 1324 N. Market, Shreveport, Louisiana 71101 (the “Real Property”), consisting of approximately 5.1 acres, more or less, and all improvements, buildings, structures, issues, profits and rents, fixtures and all rights pursuant to any leases, recorded or unrecorded, respecting all or any part of the Real Property; together with, to the extent legally transferable, all approvals, authorizations, consents, licenses, permits, privileges, rights, variances and waivers relating to the Real Property from any Governmental Body having jurisdiction over the Real Property, if any, including, but not by way of limitation, those with respect to building, effluent control, environmental protection, fire, foundation, pollution control, use, utilities and zoning heretofore held by or granted to Sellers; together with any and all easements, rights and privileges appurtenant thereto, including all right, title and interest of the Sellers in and to any land lying in the bed of any street, road or avenue currently adjoining, lying across or adjacent to or to be opened or proposed in front of or adjoining the Real Property, and all riparian rights; all of the foregoing being collectively referred to as the Premises (the “Premises”) and being further described in Exhibit A;

(b)          the Sublessor’s interest in and under the Restaurant Sublease;

(c)          those items of machinery, equipment, chattels and fixtures used in or supporting the Business, as identified on Schedule 1.1(b);

(d)          all inventories of any kind related to or purchased for the operation of the Business, including, but not limited to, those items identified on Schedule 1.1(c);

(e)          all Intellectual Property Rights, subject to the qualifications in Section 6.10, used in or for the benefit of the Business, excluding only those owned by the sublessee under the Restaurant Sublease;

(f)           accurate, certified copies of all books and records relating to the Business in the possession or under the control of the Sellers, including, without limitation: (i) lists of all known potential or past customers and suppliers; (ii) records with respect to all equipment, including warranties and service agreements, inventory and machinery; (iii) any and all business plans and/or models; (iv) all financial records and reports; (v) all employee records; and (vi) all other books and records used by Sellers in the operation of the Business;

(g)          all approvals, authorizations, consents, licenses, permits, registrations, certificates, privileges, rights, variances and waivers relating to or necessary for the operation of the Business from any Governmental Body having jurisdiction over the Business, to the extent the same are transferable;

(h)          all fixtures and improvements located on the Premises, other than those owned by the sublessee under the Restaurant Sublease and subject to the rights of the Landlord under the Property Lease;

(i)           all goodwill of the Business, subject to the rights of the sublessee under the Restaurant Sublease; and

(j)           those Contracts identified on Schedule 6.9(b), under terms and conditions contained in Schedule 6.9(b).

 “Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.  The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of securities, by contract or otherwise.

“Annualized EBITDA” shall mean the sum of all of the monthly EBITDA (as defined below) arising from or related to the operation of the Business and earned by the Purchaser (not including the EBITDA earned by any third party under a lease), calculated for the last full twelve (12) calendar months of that period from the first full calendar month following the date upon which Devices are legally operating at the Premises through the end of the eighteenth (18) full calendar month following the Closing Date (i.e. months 7 through 18, inclusive), after making appropriate adjustments for any non-recurring transactions and incorporating the expenses limitations set forth in the Proforma Income Statement as defined below.

“Assumed Contracts” shall mean the contracts specifically identified in Schedule 6.9(b).

“Business” shall mean all of the operations and business of the Truck Stop located at 1324 N. Market, Shreveport, Louisiana 71101, including, but not limited to, its gaming operations (if any), convenience store, restaurant facility and its motor and diesel fuel sales.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of Louisiana or any other day on which banking institutions are obligated to close in Shreveport, Louisiana.

“Capital Expenditures” means all expenditures for any capital or fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year (including expenditures with respect to Capitalized Lease Obligations but excluding expenditures which are fully expensed in the period incurred in accordance with GAAP consistently applied).

“Capitalized Lease” means a lease under which the obligations of the lessee should, in accordance with GAAP consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP consistently applied and Statement of Financial Accounting Standards No. 13.

 “Closing” has the meaning set forth in Section 2.2.

“Closing Certificate” has the meaning set forth in Section 7.1(c).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Reports” shall mean: (i) that certain contract, dated May 8, 2006, by and between Market Street and John Philip Sipes for the construction of the Truck Stop, together with all amendments,

modifications or changes thereto; (ii) any change orders related to the foregoing; (iii) all payment applications, evidence of payments and any other records, instruments or agreements related to the construction of the Truck Stop; and (iv) the financial reports of the Business, excluding any portion that shall be leased to a third-party unless any Seller has such information in their possession or control, setting forth the income, expenses, assets, liabilities and cashflow of the Business monthly, from its opening to the general public during the calendar year of 2006 through the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Completed” shall mean, as related to the Truck Stop, that each of the following have been completed:  (i) the construction of the Truck Stop has been completed pursuant to the Plans and Specifications, to the Purchaser’s reasonable satisfaction, and in compliance with any and all building, construction or zoning laws, rules or regulations of any Governmental Body, including, but not limited to, the Liquor and Gaming Laws of the State of Louisiana; (ii) an occupancy certificate or its equivalent has been issued by the applicable Governmental Body(ies) for the unconditional occupation of the Truck Stop;  (iii) lien waivers and reasonable proof of payment has been received from the general contractor for the construction of the Truck Stop and from any and all other contractors, sub-contractors, suppliers, material-men or laborers providing labor, materials or services for the same; and (iv) the Truck Stop, as of the Closing Date, has all necessary improvements as required for the placement and operation of fifty (50) Devices.

“Contract” has the meaning set forth in Section 6.9(a).

“Deposit” shall mean the sum of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00).

“Devices” shall mean “Video Draw Poker Devices” as defined in the Video Draw Poker Devices Control Law, Louisiana Revised Statutes, Title 27:301 et seq., as amended from time to time.

“Earn-Out Payment” shall be the sum that equals 5.0 times Annualized EBITDA less the Minimum Purchase Price; provided, however, in no event shall the total Earn-Out Payment hereunder exceed One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00).

“EBITDA” shall mean for any one (1) calendar month period the sum of: (i) net income, plus (ii) interest expenses, plus (iii) the aggregate amount of federal, state and local taxes on or measured by income (whether or not payable during that period), and plus (iv) depreciation and amortization, all as shall be computed by the Purchaser’s accountants which computation shall be made strictly in accordance with GAAP, consistently applied, and verified by an accountant chosen by the Sellers.  Notwithstanding the past practices of the Sellers, when calculating EBITDA hereunder, the parties agree to use the accrual method of accounting, including, but not limited to, accruing for all licenses, permits, any gaming licenses and occupational fees, insurance costs, vacation benefits, payments due under the Property Lease and real property taxes if paid by the lessee under the Property Lease; provided further, however, that all monthly expenses used to calculate EBITDA will be based upon the Proforma Income Statement.  Those line items identified with an “*” on the Proforma Income Statement shall be included in the calculations of EBITDA in whatever amounts equal the actual expense for each such line item during any given calendar month.   With regard to all other expense items as identified on the Proforma Income Statement, if the actual amount of any such expense shall exceed the amount for that line item identified on the Proforma Income Statement, any increase must first be approved by both the Purchaser and the Sellers, and if not approved by the Sellers in their sole and absolute discretion, such expense amount when calculating EBITDA hereunder shall not exceed the amount on an annual basis as set forth in the Proforma Income

Statement, regardless of the actual amount of such expenses; provided, however, Purchaser shall have no obligation to spend any amounts within each such expense category beyond the amount listed on the Proforma Income Statement regardless of the impact upon EBITDA.

“Environmental and Safety Requirements” means all federal, state, parish and local statutes, regulations, rules, ordinances and similar provisions having the force or effect of law, all licenses, permits, authorizations, approvals, covenants or criteria having the force or effect of law, all guidelines having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law and equitable doctrines (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability), in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now or hereafter in effect, including, by way of illustration and not limitation, the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq., the Clean Air Act, 42 U.S.C. §§ 7401, et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq., the Clean Water Act, 33 U.S.C. §§1251, et seq., and the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., and any similar or corresponding state, local, municipal and/or parish ordinance, rule, regulation, law or act, (or any successor legislation thereto).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

“Escrow Agent” shall mean United Title of Louisiana having an address at 6452 Youree Drive, Shreveport, Louisiana 71105..

“Escrow Hold Back” shall equal Fifty Thousand and no/100 Dollars ($50,000.00).

“Excluded Assets” shall mean the following:

(a)                                  All restaurant equipment, inventory, furniture, fixtures and other items of personal property owned by the sublessee under the Restaurant Sublease;

(b)                                 The original copies of all books and records of the Sellers and related to the Truck Stop;

(c)                                  Rights of the Sellers pursuant to or under this Agreement;

(d)                                 Any federal, state or local tax refunds or tax credits of the Sellers;

(e)                                  Any leases, not necessary to or used in the operation of the Business, by Sellers of any personal property other than the Assumed Contracts;

(f)                                    All notes, bonds, guarantees or other evidence of indebtedness of any Person held by the Sellers;

(g)                                 All cash, cash equivalents, investments and all deposits of the Sellers, excepting there from, all cash, cash equivalents, investments and all deposits arising from or related to the Business on or after the Closing Date which shall be the property of the Purchaser;

(h)                                 Any and all insurance policies of the Sellers or any of their Affiliates and all rights to any refunds in connection therewith; provided, however, the Purchaser shall have no responsibility for any loss of prepaid premiums or other costs, expenses or charges arising from or associated with the foregoing; and

(i)                                     All rights, claims and causes of action relating to any of the property included in the preceding description of Excluded Assets.

“GAAP” means United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Body” means any federal, state, parish, municipal or other governmental or quasi-governmental agency, department, board, commission, bureau or other like entity or instrumentality.

“Indebtedness” means any indebtedness in any form, nature or type whatsoever, including but not limited to: (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt instrument; (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (v) any obligations for which a Person is obligated pursuant to a guarantee; (vi) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any indebtedness secured by a Lien on a Person’s assets; and (viii) net obligations under hedging arrangements (including, without limitation, derivatives) designed to protect a Person against fluctuations in interest rates, currency exchange rates, commodity prices or other financial transactions.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and business names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and other information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect ownership, purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership interests, membership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” or any derivation thereof whether or not capitalized, shall mean, knowledge of a condition or set of facts as has been obtained from any source, including, regardless of any common law or statutory definition of the foregoing, information which would cause a reasonable person to inquire further.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claims, charge or other restriction of any kind whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Business, any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Sellers for use in the Business under a lease which is not in the nature of a conditional sale or title retention agreement.

“Liquor and Gaming Laws of the State of Louisiana” shall mean the laws promulgated in the Louisiana Revised Statutes Title 27:1 et seq., and Title 26:1 et seq., as amended from time to time and the Louisiana Administrative Code provisions interpreting the same.

“Material Adverse Effect” or “Material Adverse Change” means any matter or matters which would, alone or in the aggregate, have an adverse effect on  (i) the financial condition, operating results, assets, liabilities, operations, condition (financial or otherwise), business or prospects of the Sellers, the Business or any Affiliate of the Sellers, (ii) the ability of the Sellers or the Business to perform any of their obligations related to the operations of the Business (each, a “Material Adverse Effect”), or (iii) the ability of the Premises to qualify as a truck stop facility under the Liquor and Gaming Laws of the State of Louisiana capable of placing and operating not less than 50 Devices.  Material Adverse Effect or Material Adverse Change specifically includes, but is not limited to: (a) any violation by the Sellers or the Business, in any form and for any reason, of the Liquor and Gaming Laws of the State of Louisiana; or (ii) the revocation or suspension, for any period of time, of any liquor or gaming license issued by the State of Louisiana to the Sellers or the Business and used in the operations of the Business, or (iii) the ability of the Premises to qualify as a truck stop facility under the Liquor and Gaming Laws of the State of Louisiana.

“Minimum Purchase Price” shall be the sum of Four Million and no/100 Dollars ($4,000,000.00).

“Plans and Specifications” shall mean those plans and specifications for the construction and furnishing of the Truck Stop as attached hereto as Exhibit B.

“Permitted Encumbrances” means:

(a)           real estate and ad valorem taxes not yet due and payable;

(b)           interests or title of a lessor or lessee under any lease identified in Schedule 6.9(b); and

(c)           to the extent existing on the Closing Date hereof, matters which are described on  Schedule 1.1(Permitted Encumbrances), and approved of in writing by the Purchaser prior to the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“Proforma Income Statement:” shall mean the proforma income statement attached hereto as Exhibit C.

“Property Lease” shall mean that certain Lease Agreement, dated July 15, 2004, between Earnest Properties, LLC, as Lessor, and Market Street Truck Plaza, LLC, as Lessee, as amended by those certain First and Second Addendums to the Lease Agreement, dated May 19, 2006 and August 7, 2006, respectively, correct and complete copies of which are attached hereto as Exhibit D.  Market Street Truck Plaza, LLC’s interest in the Property Lease Agreement was assigned to Market Street Truck Plaza Acquisition Corp., L.L.C., pursuant to that certain Amended and Restated Memorandum of Understanding, effective as of December 20, 2005, a correct and complete copy of which is also attached hereto as Exhibit D.

“Purchaser” means Gameco Holdings, Inc., a Delaware corporation, its successors, assigns and/or designees, in its sole discretion.

“Restaurant Sublease” shall mean that certain sublease agreement, dated January 30, 2006, by and between Market Street, as Sublessor, and D&M, L.L.C., dba Williams Fried Chicken, as Subleasee.

 “Settlement Statement” shall mean a statement, signed by the Sellers and the Purchaser and to be received by the Escrow Agent at least twenty-four (24) hours prior to the Closing, identifying all funds to be received by the Escrow Agent as of the Closing and further identifying how and to whom all such funds are to be paid by the Escrow Agent, such that all Acquired Assets are transferred to the Purchaser free and clear of any and all Liens whatsoever, except Permitted Encumbrances.

“Survey” shall have the meaning given it in Section 3.4.

“Tax” or “Taxes” means any federal, state, county, parish, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, gaming, environmental, communications, real or personal property, capital stock, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes or fees of any kind whatsoever (including deficiencies, penalties, additions to tax or fees, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Title Company” shall mean United Title of Louisiana having an address at 6452 Youree Drive, Shreveport, Louisiana 71105.

“Title Evidence” shall mean the Title Policy and the Survey, as defined in Sections 3.3 and 3.4, respectively.

1.2           Accounting Principles.  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied.

1.3           Other Interpretive Matters.  In this Agreement, unless a clear contrary intention appears:  (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement and the Schedules and Exhibits hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof (and without giving effect to any amendment or modification that would not be permitted in accordance with the terms hereof); (e) reference to any applicable law means such applicable law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any particular provision of any applicable law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified; (f) reference to any Article, Section or Exhibit means such Article or Section hereof or such Exhibit hereto; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; and (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

Section 2.               Purchase of Assets and Closing.

2.1           Purchase and Sale of the Acquired Assets.

(a)           At the Closing, subject to the terms and conditions contained in this Agreement, the Sellers, as applicable, shall sell, assign, set-over, convey, deliver and transfer to the Purchaser, or its designee, free and clear of any and all Liens and Indebtedness whatsoever, excepting only Permitted Encumbrances, and the Purchaser shall purchase from the Sellers, as applicable, all rights, title and interests in and to the Acquired Assets for the Minimum Purchase Price, and Purchaser shall pay to the Sellers the Minimum Purchase Price, in immediately available funds, at the Closing subject to the Escrow Hold Back and any other prorations described in this Agreement.

(b)           Within ten (10) Business Days following the execution of this Agreement by all parties hereto, the Purchaser shall deliver the Deposit to the Escrow Agent.  In every event, should the transaction contemplated by this Agreement be consummated, the Deposit shall be applied as a credit toward the Purchase Price by the Escrow Agent at the Closing.  In the event Purchaser shall terminate this Agreement for any reason prior to that date which is sixty-one (61) days after the Agreement Date (“Deposit Forfeit Date”), upon notice to the Escrow Agent and the Sellers of the Purchaser’s election to terminate this Agreement, the Escrow Agent shall promptly release the Deposit to the Purchaser in which event this Agreement shall thereafter be null and void and no party shall have any further liability or obligation hereunder.  Promptly following the Deposit Forfeit Date, and in no event later than 5 days following the same and provided the Escrow Agent has not received a notice of termination from the Purchaser prior to the Deposit Forfeit Date, the Escrow Agent shall without further instruction release the Deposit to the Sellers.  In the event Purchaser shall terminate this Agreement for any reason on or after the Deposit Forfeit Date, upon notice to the Escrow Agent and the Sellers of the Purchaser’s election to terminate this Agreement, this Agreement shall be null and void and no party shall have any further liability or obligation hereunder and the Sellers shall retain the Deposit as full and final compensation for any and all damages they may have incurred hereunder, and not as a penalty.  Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Purchaser have any liability for any damages to the Sellers in excess of the Deposit.

(c)           The Closing of the purchase and sale of the Acquired Assets shall take place at the offices of the Title Company or at such other place as may be mutually agreeable to the Sellers and the Purchaser.  At the Closing, upon payment of the Minimum Purchase Price, the Sellers, as applicable, shall deliver to the Purchaser the Acquired Assets, together with such bills of sale, powers of assignment, certificates, deed(s) and other documents and instruments of conveyance as shall be reasonably satisfactory to the Purchaser and its counsel to transfer record ownership of the Acquired Assets, including, but not limited to, those items identified in Section 10 below.

(d)           On that date that is not later than nineteen (19) full calendar months after Devices are legally operating at the Premises, the Purchaser shall pay to the Sellers, in immediately available funds, the Earn-Out Payment.

(e)           Sellers hereby instruct the Purchaser to pay the entire Minimum Purchase Price and the Earn-Out Payment to Market Street and each of the Sellers acknowledge that payment pursuant to the foregoing directive shall satisfy any and all of the Purchaser’s obligations for payment of the Minimum Purchase Price and the Earn Out Payment hereunder to each of the Sellers.  Notwithstanding the foregoing, the parties agree that One Hundred Thousand and no/100 Dollars ($100,000.00) of the Purchase Price, allocated equally between the Sellers is the monetary consideration paid for the “obligation not to do” as contained in Section 11.21.  The parties acknowledge and agree that this allocation is a reasonable allocation given the entities’ and their relative abilities and experience in the gaming industry.  The parties each further acknowledge and agree that payment of the Minimum Purchase Price and the Earn Out Payment to the Sellers as outlined on the Settlement Statement is appropriate consideration and reasonably related to the value of the interests each party is transferring under this Agreement.

2.2           Closing.   Subject to any extension under Section 2.5(b) below, the sale and transfer of the Acquired Assets from the Sellers, as applicable, to the Purchaser (“Closing”), pursuant to the terms and subject to the conditions hereof shall take place on January 12, 2007 (“Closing Date”).

2.3           Release of Sellers’ Interest and Claims against the Business and the Acquired Assets.  Sellers agree, concurrently with the Closing, to release all of their interests in and to and any claims against any of the Business or the Acquired Assets.  Sellers shall deliver to the Escrow Agent a fully executed assignment, termination and/or modification agreement, to be effective as of and only upon the Closing, in form and substance reasonably acceptable to the Purchaser, terminating all interests and  claims of the Sellers in the Business to the Acquired Assets as of the Closing Date.  Nothing contained in the foregoing is intended to nor shall it operate to release any claims or causes of action the Sellers’ or any one of them may have arising out of or under this Agreement.

2.4           Non-Assumption of Liabilities by Purchaser.

(a)           Except for the Assumed Obligations (as hereinafter defined), the Purchaser does not assume and shall not be liable for any of the Indebtedness, debts, obligations, expenses, claims, liabilities or commitments, of any nature whatsoever (collectively “Obligations”) of the Sellers, whether arising prior to, on or after the Closing, including, but not limited to, Obligations arising from or related to the Acquired Assets and/or the Business.  The Sellers agree, individually, that all Obligations, other than Obligations under the Assumed Contracts that accrue after the transfer of the Acquired Assets (collectively, the “Assumed Obligations”), shall remain the obligations of the Sellers, as applicable.  The Sellers, jointly and severally, do hereby indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, expenses, damages or liabilities asserted against or suffered by Purchaser arising out of or resulting from the Obligations (other than the Assumed Obligations), and, provided the Closing hereunder is consummated by the Purchaser, the Purchaser does hereby indemnify, defend and hold the Sellers harmless from and against any and all claims, losses, expenses, damages or liabilities asserted against or suffered by the Sellers arising out of or resulting from the Assumed Obligations and arising or related to the period after the Closing Date.

(b)           The parties acknowledge that as of the Agreement Date, the Truck Stop is under construction.  It is the intent and purpose of the parties hereunder that the Sellers: (i) shall fully Complete the Truck Stop pursuant to the Plans and Specifications; (ii) all mechanical systems and other improvements related to the Truck Stop shall be fully operating and in good condition; and (iii) the restaurant, convenience store and fueling operations (but not any gaming operations) of the Business shall be open to the general public prior to the Closing hereunder.  Any and all costs, fees or expenses arising from or related to the Sellers’ obligations under the foregoing, even if invoiced after the Closing Date, shall remain the sole obligation of the Sellers.  It is further acknowledged and agreed by the Purchaser that it has the sole obligation to obtain appropriate liquor and gaming licenses to sell liquor on the Premises and permit the operation of the Devices on the Premises.  Purchaser’s failure to obtain any such licenses after the Closing Date, shall not invalidate this transaction or give the Purchaser the right to seek reimbursement from the Sellers of the Minimum Purchase Price unless such failure is a result of a breach by the Sellers of their other obligations under this Agreement.

(c)           The Sellers do hereby indemnify, defend and shall hold harmless the Purchaser and the Title Company, and shall execute such affidavits and instruments as shall be necessary to protect both the Purchaser and the Title Company, from any material-men’s or mechanic’s liens that may be related to the foregoing construction and filed after the Closing.  Sellers shall secure and deliver at the Closing lien releases, in form and substance acceptable to the Purchaser and the Title Company from the general contractor engaged to construct the Truck Stop and from any and all other contractors, sub-contractors or material-men and shall pay all sums due to the same or to any other person arising from or related to the construction of the Truck Stop at or prior to the Closing. Sellers shall further deliver to the Purchaser at Closing an assignment of any enforcement rights under the construction contract against the general contractor such that the Purchaser may enforce such contract directly against the general contractor; provided, however, Sellers shall remain solely obligated to the general contractor for any performance under the same.

2.5           Release of Funds.

(a)           Upon completion of the transfers and deliveries described in Sections 2.1, 2.2, 2.3 and 2.4 above and the discharge of all Liens and Indebtedness, the Escrow Agent shall release, pursuant to the Settlement Statement, any and all funds then on deposit hereunder.  Any fees charged by the Escrow Agent for its services hereunder shall be shared equally with the Purchaser responsible for one-half (1/2) of such costs and the Seller responsible for the remaining one-half (1/2).

(b)           Notwithstanding the foregoing, the parties agree that this Agreement and the Closing Date shall be subject to the issuance to or receipt by the Purchaser of the Consents (as defined on Schedule 6.13 below) and the receipt by the Purchaser of the funds from any financing source(s) being utilized by the Purchaser for the acquisitions contemplated herein (collectively, the “Funds”).  If the Consents or any portion of the Funds have not been received or issued as of the Closing Date, the Closing Date shall be extended from day to day for no more than nineteen (19) days until the third (3rd) day following the date each such Consent and all Funds are received, satisfied or waived.  Notwithstanding the foregoing, nothing contained in this paragraph shall delay the Closing for more than nineteen (19) days.  After the expiration of such nineteen (19) day  period, any party may upon written notice terminate this Agreement, and thereafter this Agreement shall be null and void and of no further force and effect and the Deposit shall be released pursuant to the terms and conditions of Section 2.1(b) above.

Section 3.               Due Diligence.  Beginning on the Agreement Date and continuing to and including the Closing Date (the “Due Diligence Period”), Purchaser shall have the right to perform the following due diligence pursuant to the terms and conditions hereof.

3.1           General Testing and Inspections.

(a)           During the Due Diligence Period, Purchaser shall (subject to the provisions of the Property Lease) have the right to conduct such engineering, environmental, general business and feasibility studies, inspections, testing, audits and/or reviews of the Acquired Assets, the Premises and the Business and its assets, liabilities, operations (including operations and records), financial performance and affairs as Purchaser deems necessary, including soil tests, borings, drainage tests and similar tests on any land or improvement owned by the Sellers and used in the Business, and audits and reviews of all of the Business’s financial and business records, operations, documents and instruments, including a financial and tax audit of the Business held by or under the control of the Sellers.  Such studies shall be conducted by Purchaser and its agents at the Purchaser’s sole cost and expense.

(b)           Subject to reasonable advance notice, the Sellers agree to allow Purchaser and/or its agents access to all assets, records, documents and instruments of the Business or the Acquired Assets to conduct such studies, tests, inspections, reviews and audits, provided such access shall not unreasonably interfere with the activities of the Sellers.  Purchaser shall save, defend, indemnify and hold the Sellers and the landlord under the Property Lease harmless from and against all claims, lawsuits, judgments, losses, liabilities or expenses of any kind or nature which may be asserted against or incurred by the Sellers as the result of the examination, tests, inspections, reviews, audits or studies of the Acquired Assets, the Premises or the Business by the Purchaser or any of its manager’s, employees, agents, contractors or designees (excluding the discovery of any preexisting condition on the Premises and any consequential damages arising from the foregoing).  Notwithstanding anything contained herein to the contrary, Purchaser’s indemnity obligations set forth in this Section 3.1(b) shall survive any termination of this Agreement.

3.2           Zoning.  Prior to Closing, Purchaser shall have confirmed that the Premises and the current and intended uses thereof will be in compliance, as of the Closing Date, with all applicable building and zoning codes and any restrictions unique thereto.

3.3           Title Commitment; Defects.

(a)           Within thirty (30) days following the Agreement Date, the Purchaser shall cause the Title Company to issue and deliver its commitment (the “Commitment”) for issuance of an ALTA Owners Policy (Form B - revised 10-17-92) of title insurance covering the Premises in the full amount of the Purchase Price, which Commitment shall show leasehold title to the Premises to be vested in the Sellers, subject only to the Permitted Encumbrances.  Copies of the Commitment together with copies of each document affecting title to the Premises referenced therein, except for monetary encumbrances which are to be released at Closing, shall be delivered to Purchaser and the Sellers.

(b)           Purchaser shall notify Sellers of Purchaser’s disapproval of any matter contained in the Title Evidence within five (5) days after Purchaser’s receipt of all of the Title Evidence and copies of the documents referred to in the Title Evidence as exceptions or exclusions from coverage.  If the Title Evidence is not satisfactory to Purchaser (collectively, “Defects”), those Defects shall, as a condition to Purchaser’s obligations under this Agreement, be cured or removed from the Title Evidence at or prior to  the Closing Date.  If Sellers elect not to or are otherwise unable to cure and remove all Defects at or prior to the Closing Date (or any extension thereof), this Agreement may be terminated, at Purchaser’s sole election, by written notice given to Sellers within five (5) days after expiration of the period allowed for cure and the Deposit, if not already released, shall be promptly released by the Escrow Agent pursuant to Section 2.1(b) above, or Purchaser may, at Purchaser’s sole election, waive such uncured Defects and proceed to close this transaction with no diminution of the Purchase Price.

(c)           Notwithstanding any provision of this Section 3.3 to the contrary, Sellers shall have the obligation, on or prior to the Closing Date, to secure releases, discharges or satisfactions, or otherwise cure at no cost to Purchaser, any Defect which is a Lien for the payment of money only which arises by or through the Sellers (except real estate and ad valorem taxes and assessments which shall be prorated in accordance with Section 10), including, without limitation, all construction mortgages, any Lien or encumbrance which may be released or discharged by the payment of a definite sum of money or any exception to title which arose as the result of the act or violation of Sellers or anyone claiming by, from, through or under Sellers.

(d)           It shall be a condition precedent to Purchaser’s obligation to consummate the transaction contemplated hereby that the Title Company will, upon filing the instruments for conveyance of record, issue its ALTA Owner’s Leasehold Policy (Form B revised 10-17-92) of title insurance (the “Title Policy”) in the full amount of the Purchase Price, at standard rates, insuring Purchaser in leasehold title to the Premises subject only to the Permitted Encumbrances, and without the exception for certain of the standard printed exceptions (encroachments, overlaps, boundary line dispute, or any other matters which would be disclosed by an accurate survey or inspection of the Premises, easements or claims of easements not shown by the public records, or any lien or right to a lien for services, labor or materials furnished to the Premises, imposed by law, and not shown by the public records), unless and except to the extent that any such matters included in the so-called standard printed exceptions have been approved or waived by Purchaser.  The Title Policy shall also affirmatively insure:  (i) Purchaser’s right to use any appurtenant easements in accordance with their terms and conditions; (ii) contiguity of the parcels described in Exhibit A (if more than one parcel); (iii) that the Premises have the benefit of full and free ingress and egress, both pedestrian and vehicular, directly to and from a public highway; and (iv) such other and additional endorsements or conditions as the Purchaser may require. Sellers agree to execute and deliver to the Title Company such affidavits and instruments as may be reasonably required to permit the Title Company to issue Purchaser’s Title Evidence in the form required by this subsection and to provide a copy of such affidavits and instruments to Purchaser.  The cost and expense of such Owner’s Policy shall be borne solely by the Purchaser.

3.4  Survey.  Within ten (10) days of the Agreement Date, Sellers shall deliver to the Purchaser any surveys of the Premises in Sellers’ possession, together with a copy of any reports, leases, documents, notices, citations or records of any type or form in the possession of the Sellers relating to or identifying: (i) a physical deficiency in the Premises; (ii) an adverse effect on the Premises, including, but not limited to, any records, notices or citations relating to or concerning any aspect of the environmental condition of the Premises; or (iii) a change in the current, zoning, accessibility, physical characteristics, insurability, damage, condemnation, takings of or to any portion of the Premises.  Following the Agreement Date, Purchaser shall have the right, at its sole election, to cause a registered surveyor or professional engineer to prepare a survey (the “Survey”) in form sufficient to enable the Title Company to delete from the Title Policy the so-called standard exception for matters disclosed by an accurate Survey.  A perimeter legal description of the Premises as prepared by such surveyor or engineer shall be used to describe the Premises in Exhibit A.  The cost and expense of such Survey shall be borne by the Purchaser.  A copy of the Survey shall be furnished to the Sellers.  In the event the Survey discloses any encroachments, overlaps, boundary line disputes or any other matter affecting the Premises or which violates any law, rule or regulation or is otherwise unacceptable to the Purchaser, such matter(s) shall be considered to be a Defect(s) and the relative rights and obligations of the parties with respect thereto shall be governed by the provisions of Section 3.3 hereof.

3.5           Environmental Matters.

Purchaser, at its sole election (subject to the landlord’s consent under the Property Lease and Purchaser’s agreement to repair any damage caused thereby), may cause an environmental evaluation and/or consulting firm (the “Consultant”) selected by Purchaser to conduct an environmental inspection and audit of the Premises (the “Audit”), including, without limitation, a Phase I, II or III site assessment study.  The cost and expense of such Audit shall be borne by the Purchaser.  To the extent environmental audits for the Premises have been previously obtained by Sellers; Sellers, as applicable, shall deliver copies of same to Purchaser within fifteen (15) days of the Agreement Date.  Purchaser and Sellers shall cooperate in an attempt to achieve the result that the Audit is performed as soon as practicable and is completed no later than the Deposit Forfeit Date.  In addition to providing any information reasonably requested by the Consultant, Sellers shall cooperate with Purchaser and the Consultant throughout the course of the Audit and shall cooperate in any other way reasonably requested by Purchaser or the Consultant.

3.6           Other Records and Documents.

(a)           In addition to the foregoing and to the extent the below-listed documents are in the possession of the Sellers, the Sellers agree to deliver to the Purchaser, within fifteen (15) days of the Agreement Date, a full and accurate list and reasonably complete details concerning each item described below and a copy of each document to the extent such copies are in the possession or control of the Sellers:

(i)            copies of any and all certificates of title, liens, encumbrances, leases, deeds of trust, mortgages, judgments, rights-of-way, easements, covenants, conditions or restrictions, other exceptions or matters of record relating to or affecting any real or personal property used in the Business;

(ii)           copies of all certificates of occupancy, zoning variances, licenses, permits, authorizations and approvals relating to the Premises or the Business from any Governmental Body having jurisdiction over the Premises or the Business, together with any other notices and agreements related thereto, including, but not limited to, any and all gaming and liquor licenses and permits and renewals of the same or applications therefore;

(iii)          to the extent not already required above, copies of any and all environmental permits, notices, demands, action letters, reports, assessments, audits, directives from any Governmental Body, documentation of any environmental matter related to the Premises; identification of which portion of the Premises has ever been or is now being used for the storage, generation, treatment, manufacture, disposal or release of any “hazardous substance” as defined by any Environmental and Safety Requirements, identification of all waste disposal sites and the location of all underground storage tanks or lines, whether in use or abandoned; a summary of all environmental testing done by the Sellers; and identification of any event of non-compliance with an Environmental and Safety Requirement;

(iv)          copies of all real estate, personal property, fuel and ad valorem taxes, assessments, general and special, bills and returns, gaming and liquor license fees and renewals and any and all notices of violations, delinquencies and/or assessments of the same received by the Sellers within twenty-four (24) months preceding the Agreement Date;

(v)           copies of any and all leases affecting the Premises or the Business in any manner, including, but not limited to, the Property Lease and the Restaurant Sublease and any and all amendments or addendums thereto;

(vi)          copies of monthly financial statements, including an income and balance sheet statement for each month of the Business’s operation if in the possession or control of the Sellers (and will continue to provide Purchaser this information within fifteen (15) days of the end of each calendar month during the term of this Agreement during which the Business is open to the general public, if the same is in the possession or under the control of the Sellers);

(vii)         copies of any and all Contracts (as defined hereinafter) affecting the Premises or the Business in any manner;

(viii)        copies of any and all invoices, bills, contracts, agreements, payment applications, records and evidence of actual payments, retainage statements, lien waivers, notices, etc., relating to the construction of the Truck Stop and/or any other improvements on the Premises; and

(ix)           any other documents and information reasonably requested by the Purchaser.

Section 4.               Termination.  Notwithstanding anything contained in this Agreement to the contrary and in addition to any other rights of termination of the Purchaser under this Agreement, if at any time prior to the Closing Date, any of the studies, Title Evidence, Survey, audits, inspections, testing, reviews or other activities performed pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.5 or 3.6, or any other information (including information related to the Purchaser’s financing), however gathered or obtained, shall reveal information or conditions unacceptable to the Purchaser, in its sole discretion, then Purchaser shall have the option to terminate this Agreement.  Upon receipt of such notice, this Agreement shall terminate and thereafter be null and void and of no further force and effect, and the Escrow Agent shall promptly return the Deposit to the appropriate party as identified in Section 2.1(b) above.

Section 5.               Leases.

(a)           Within ten (10) Business Days of the Completion of the Truck Stop, Sellers and Purchaser shall enter into a mutually agreeable Lease Agreement for the lease of the fueling  and convenience store operations of the Truck Stop by the Purchaser.

(b)           Prior to the Deposit Forfeit Date, Purchaser shall have entered into an amendment to the Property Lease to be effective upon the Closing hereunder, containing such terms and conditions as shall be acceptable to the Purchaser in its sole discretion.

Section 6.               Representations and Warranties of the Sellers.  As a material inducement to the Purchaser to enter into this Agreement and purchase the Acquired Assets hereunder, the Sellers each hereby, jointly and severally, represent and warrant to the Purchaser as follows:

6.1           Organization, Power and Licenses.

(a)           Market Street is duly formed, validly existing and in full force and effect under the laws of the State of Delaware and is qualified to do business in Louisiana and every other jurisdiction in which its ownership of property or the conduct of business requires it to qualify.  Market Street possesses all requisite power and authority, and all licenses, permits and authorizations necessary, to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.  Market Street is not in violation of any of the provisions of its Articles of Organization or Operating Agreements.

(b)           All consents and any other necessary limited liability company action required to permit Market Street to legally enter into this Agreement and consummate the transactions described herein have been or will be completed and copies of the same shall be provided to the Purchaser not later than ten (10) days prior to the Closing hereunder..

(c)           Sellers, as applicable, own one hundred percent (100%) of all rights, title and interests in and to the Acquired Assets, free and clear of any Liens or Indebtedness, excepting only the Permitted Encumbrances, with full, valid, unencumbered power and authority to convey the same, excluding only those assets identified on Schedule 6.9(a).  There are no preemptive rights, warrants, options, or rights of first refusal with respect to the transfer of the Acquired Assets hereunder.  The Acquired Assets are all of the assets used in or necessary to the operation of the Business, excluding only those liquor or gaming licenses which are to be acquired by the Purchaser following the Closing hereunder to permit the operation of Devices at the Premises.

(d)           Any individuals who have any spousal or dower rights in any of the Acquired Assets, the Premises or the Business, under any federal, state or local law have joined in the execution of this Agreement and have consented to the transfers contemplated herein and upon such transfers shall have waived any and all interests, rights or titles they may have in and to the Acquired Assets or the Business.

6.2           Affiliates; Subsidiaries; Investments.  There are no Affiliates or other Persons in which the Sellers own, of record or beneficially, any direct or indirect equity, Investment or other interest or any right (contingent or otherwise) to acquire the same, or in which the Sellers otherwise participate, which would have or has any interest in the Business or the Acquired Assets.

6.3           Authorization; No Breach.  The execution, delivery and performance of this Agreement and all other agreements, instruments and transactions contemplated hereby and thereby to which any Seller is a party have been duly authorized by all requisite organizational approvals.  This Agreement and all other agreements and instruments contemplated hereby to which any Seller is a party each constitutes a valid and binding obligation of the Sellers, as applicable, enforceable in accordance with its terms.  Assuming the payment of all Liens by the Sellers at the Closing, the execution and delivery by the Sellers of this Agreement and all other agreements and instruments contemplated hereby to which the Sellers are a party, the offering and sale of the Acquired Assets hereunder and the fulfillment of and compliance with the respective terms hereof by the Sellers, does not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Acquired Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or Governmental Body or third-party pursuant to, the Articles of Organization or Operating Agreements of the applicable Sellers or any law, statute, rule or regulation to which the Sellers are subject or any agreement, instrument, order, judgment or decree to which the Sellers or their assets are subject.

6.4           Absence of Liabilities.

(a)           The Closing Reports, certified, individually, by the Sellers and attached hereto as Schedule 6.4(a), are true, accurate and complete copies of the agreements and contracts presented therein.  After giving effect to the transactions to occur at the Closing, neither the Business nor the Sellers will have any liabilities or Indebtedness, including, but not limited to, income tax liabilities, contingent or otherwise, other than as described on Schedule 6.4(a).  The Closing Reports shall be updated on the Closing Date and shall be true, accurate and complete and consistent with any and all filings with any federal, state or local authorities or agencies as of the most recent reporting date prior to the Closing Date.

(b)           Except as described on Schedule 6.4(b), none of the Sellers has:

(i)            any liabilities or Indebtedness (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) which will remain a Lien upon the Business or the Acquired Assets following the Closing hereof, nor which will become a liability, Indebtedness or obligation of the Purchaser on or after the Closing, other than the Assumed Contracts;

(ii)           as relates to the Business, made any Capital Expenditures for which liability, in any form, will remain after the Closing Date; or

(iii)          issued: (a) any notes, bonds or other debt securities which will remain or become an obligation of the Acquired Assets, the Business or the Purchaser on or after the Closing Date, or (b) any shareholder/owner interests or other equity securities, membership interests or any securities convertible, exchangeable or exercisable into any ownership interests in the Business or Acquired Assets; or

(iv)          sold, assigned or transferred any of the Business’s Intellectual Property Rights or other intangible assets, or disclosed any of the Business’s proprietary confidential information to any Person; or

(v)           made any loans or advances to, guarantees for the benefit of, or any Investments in the Business or the Acquired Assets, that will not have been completely repaid and/or terminated as of the Closing Date; or

(vi)          knowledge of, or have caused the Business or any Acquired Asset to suffer any, damage, destruction or casualty loss which has had or may in the future have a Material Adverse Effect on the Business, whether or not covered by insurance; or

(vii)         as relates to the Business, borrowed any amount of, incurred or become subject to, any liabilities, except current liabilities consisting solely of accounts payable and trade payables incurred in the ordinary course of business and liabilities under leases identified elsewhere in this Agreement; or

(viii)        as relates to the Business, discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business; or

(ix)           as relates to the Business, mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Encumbrances; or

(x)            as relates to the Business, sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or cancelled any debts or claims; or

(xi)           as relates to the Business, suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business or consistent with past practice; or

(xii)          as relates to the Business, made any commitments for Capital Expenditures that have not expired as of the Agreement Date; or

(xiii)         agreed to do any of the foregoing.

6.5           No Adverse Change.  From the Agreement Date to and through the Closing Date, there has not been nor shall there be any adverse change in the operating results, operations, condition (financial or otherwise), prospects, employee relations or customer or supplier relations of the Business or the Acquired Assets, as applicable.  From the Agreement Date to and through the Closing Date, Sellers shall promptly give Purchaser notice of any adverse change in the operating results, operations, condition (financial or otherwise), prospects, employee relations or customer or supplier relations of the Business or the Acquired Assets, as applicable, of which they have knowledge.

6.6           Absence of Undisclosed Liabilities.  No Seller nor any Affiliate has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) related or attaching to or affecting in any manner the Business or the

Acquired Assets and arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, other than (a) liabilities set forth on the Closing Reports, and (b) other liabilities and obligations expressly disclosed on Schedule 6.6.

6.7           Business Property.  The Sellers, as applicable, have good, valid and one hundred percent (100%) complete title to all of the Acquired Assets, free and clear of any Lien other than Permitted Encumbrances, and have full power and authority to convey and transfer the same free and clear of any and all claims by any Person whatsoever.  The Acquired Assets constitute all of the assets and real property and improvements used by any of the Sellers in or necessary for the operation of the Business as of the Closing Date, other than liquor and gaming licenses to be acquired by the Purchaser following the Closing as necessary for the operation of Devices at the Premises.  The Sellers have secured the written consents in form and substance reasonably acceptable to the Purchaser of all other members or owners of Market Street to the sale hereunder, and as a condition precedent to the Closing shall deliver such written consent to the Purchaser.

6.8           Tax Matters.  The Purchaser shall have no liability for or exposure to any Taxes arising from the operation(s) of the Business prior to the Closing Date.  All necessary and required Tax Returns have been timely filed and are correct in all material respects as to the amount of tax owed and have been prepared in compliance with all applicable laws and regulations in all respects; the Sellers have paid all Taxes due and owing by any of them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which it or they are required to withhold from amounts paid or owing to any employee, member, creditor or other third party; no Seller has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; as of the Agreement Date, no foreign, federal, state, parish or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Business or any of the Acquired Assets; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by Sellers from any foreign, federal, state, parish or local taxing authority.

6.9           Contracts and Commitments.

(a)           Except as listed on Schedule 6.9(a), there are no agreements, contracts, leases, licenses, commitments or instruments (including any and all amendments thereto) (collectively, the “Contracts”) to which the Business is a party or by which the Business or any of the Acquired Assets are bound or subject.  There are no commitments or agreements with any third-party or Governmental Body affecting the Business or the Acquired Assets which are not listed on Schedule 6.9(a).  Except as otherwise expressly noted on Schedule 6.9(a), each agreement listed on Schedule 6.9(a) is in full force and effect and constitutes a legal, valid and binding obligation of Business, assignable to the Purchaser hereunder, upon Purchaser’s written consent to assume the same.   Except as otherwise expressly noted on Schedule 6.9(a), no such Contract is in default or breach (with or without the giving of notice or the passage of time or both) and no other party is in default or breach of any such Contracts and the Sellers under each such Contract are or will be as of the Closing Date timely in their payments of any and all sums or any performance obligations under each such Contract.

(b)          Sellers agree to execute and deliver on the Closing Date such documents, estoppels and instruments as are necessary and reasonably acceptable to the Purchaser and Purchaser’s counsel to completely transfer, set-over and assign to the Purchaser those contracts and only those contracts listed on Schedule 6.9(b).

6.10        Intellectual Property Rights.

(a)           Schedule 6.10 contains a complete and accurate list of all Intellectual Property Rights, if any, owned or used by Sellers in the Business, other than rights under licenses of any original equipment manufacturers (“OEM”), i.e Windows, etc., or off-the-shelf software, such as word processing programs, etc.; provided, however, all of the Sellers’ ownership rights, if any, in and to any of the foregoing, shall constitute Acquired Assets and shall be transferred to the Purchaser hereunder.

(b)          The Sellers own all right, title and interest in and to all of the Intellectual Property Rights listed on Schedule 6.10, free and clear of all Liens and there have been no claims made against Sellers asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights and the Sellers shall transfer at the Closing hereunder any and all rights, title or interests, if any, they may have to the name “Market Street Truck Plaza” or any variation thereof.

(c)           All Intellectual Property Rights used in or for the Business, whether listed or not listed on Schedule 6.10, shall be considered Acquired Assets hereunder and shall be transferred to the Purchaser for the Minimum Purchase Price on the Closing Date.  Sellers agree to execute and deliver on the Closing Date such documents and instruments as are necessary and acceptable to the Purchaser and Purchaser’s counsel to completely transfer, set-over and assign each and every Intellectual Property Right to the Purchaser.

6.11        Litigation, etc.

(a)           Except as set forth on Schedule 6.11, there are no actions, suits, complaints, proceedings, orders, investigations or claims pending or, to the Sellers’ knowledge, threatened against or affecting the Sellers, the Business, the Acquired Assets or pending or threatened by the Sellers against any third party, at law or in equity, and affecting in any manner the Business or the Acquired Assets or the prospects thereof, before or by any federal, foreign, state, parish or local court, or Governmental Body (including any actions, suits, complaints, proceedings or investigations with respect to or threatening the transactions contemplated by this Agreement); nor has there been any such actions, suits, complaints, proceedings, orders, investigations or claims pending against or affecting the Business or the Acquired Assets during the two (2) years preceding the Agreement Date.  None of the Sellers, or any of their Affiliates involved in the operation of the Business, are subject to any arbitration proceedings or any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit, including, but not limited to, the right to have Devices or sell liquor and sell or store petroleum products or byproducts); and, to the Sellers’ knowledge, there is no basis for any of the foregoing.  None of the Sellers nor any of their Affiliates is subject to any judgment, order or decree of any court or other Governmental Body, and has not received any written opinion or memorandum from legal counsel to the effect that it or they are exposed, from a legal standpoint, to any liability which may involve or be related, in any manner, to the Business or the Acquired Assets.

(b)          The Sellers do, jointly and severally, hereby indemnify, defend and hold harmless the Purchaser, and its owners, shareholders, members, directors, managers, officers, employees, agents, successors and assigns, from and against any and all expenses, claims, fees, fines, damages or losses, including reasonable attorney’s fees, which the Purchaser may suffer as a result of any litigation matter, claim, arbitration, investigation or choses in action existing or accruing as of the Closing Date (whether or not set forth on Schedule 6.11) or arising or filed at anytime and related, in any manner, to the operation or construction of the Business or ownership of the Acquired Assets by the Sellers (each, a “Litigation Matter”).  Purchaser shall have the right, at its sole election, to participate in the defense of any Litigation Matter, including, but not limited to, requiring the defense to be conducted by legal counsel of its choice.

6.12        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers.

6.13        Required Consents.  Except as listed on Schedule 6.13 (the “Consents”), no consents, approvals or other like permission are required or necessary from any Governmental Body or from any third party for the consummation of the transactions contemplated by this Agreement.

6.14        Insurance.

(a)           All assets, properties and risks of the Business or the Acquired Assets are, and for the period of their operation and/ownership by the Sellers have been, covered by valid and currently effective insurance policies or binders of insurance (including general liability and property insurance) issued in favor of the Sellers, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Business and such coverage shall continue through midnight of the Closing Date.  All refunds or costs associated with the cancellation of such policies shall be the sole asset of and responsibility of the Sellers.

(b)          In the event that any of the Acquired Assets or any portion of the Business is damaged or otherwise the subject of a casualty or condemnation on or prior to the Closing Date, and the reduction in the fair market value of the Acquired Assets or the Business as a result of the casualty or condemnation reasonably exceeds One Million Dollars ($1,000,000.00), then either the Purchaser or Sellers shall have, in their sole, independent discretion, the right to terminate this Agreement.  If the reduction in the fair market value as a result of any casualty or condemnation is less than One Million Dollars ($1,000,000.00), only the Purchaser shall have the right to elect to terminate this Agreement.  If following a condemnation or casualty that occurs on or prior to the Closing Date, neither party elects to terminate this Agreement, then Purchaser shall proceed to close without any reduction in the Purchase Price and any and all insurance proceeds and the right to contest or make a claim for the same shall become the property of the Purchaser after the Closing Date and no Seller shall have any right, title or interest in or to the same and each does hereby relinquish any and all interest therein; provided, however, each of the foregoing shall fully cooperate in assigning and securing any and all insurance proceeds on behalf of the Purchaser.  In the event Purchaser or Sellers shall elect to terminate this Agreement pursuant to this Section 6.14(b) with the exception of the Purchaser’s indemnity set forth at Section 3.1(b), this Agreement shall thereafter be null and void and of no further force and effect and no party hereto shall have any further obligation or liability hereunder, and the Escrow Agent shall promptly thereafter return the Deposit to the Purchaser.

6.15        Transactions with Affiliates.  Except as disclosed on Schedule 6.15 or as otherwise provided for herein, the Business has no outstanding contracts, agreements, loans, obligations, debts or other legally binding arrangement with the Sellers or any of their Affiliates that will survive the Closing.

6.16        Employees, Officer and Directors.

(a)           No Seller, on behalf of the Business, has ever maintained or contributed to, any employee benefit plan (as defined in Section 3(3) of ERISA) or any bonus, incentive, retirement, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, or any employment, termination, severance or other contracts or agreements, and, except as set forth on Schedule 6.16(a), there exists no employee benefit plan for which the Sellers could incur liability on behalf of the Business under Section 4069 of ERISA in the event such plan has been or were to be terminated.  Any employee of the Business may be terminated without cause at any time for any lawful reason without obligation on the part of the Sellers to make any payment therefore.

(b)          The Sellers, as appropriate, agree to terminate and dismiss, for any lawful reason, without creating any financial or other obligation to the Business or the Purchaser any employee or agent of the Business, as may be requested by the Purchaser, which termination shall be effective not later than midnight on the Closing Date.

(c)           Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Purchaser, or its designee, from entering into an employment relationship under such terms and conditions as are acceptable to the Purchaser, with any employee, manager or agent of the Business.

6.17        Labor Matters.  As of the Agreement Date and the Closing Date, Sellers shall have no employees and accordingly, no Seller is a party to any collective bargaining or other labor union contract applicable to persons employed for the benefit of the Business, no collective bargaining agreement is being negotiated by the Sellers and none of the Sellers has knowledge of any activities or proceedings (a) involving any unorganized employees of the Business seeking to certify a collective bargaining unit or (b) of any labor union to organize any of the employees of the Business.  There is no labor dispute, strike or work stoppage against the Sellers affecting or threatening to affect the Business pending or threatened which may interfere with the operation of the Premises or the Business.

6.18        Compliance with Laws.

(a)           Each Seller and the Business is now and at all times has been in material compliance (provided the lack of any compliance will not have or have had a Material Adverse Effect on the Business or the Acquired Assets) with all applicable federal, state and local statutes, ordinances, rules, regulations, permits, consents, licenses, orders or other authorizations governing or related to the Acquired Assets or the Business and the Business’s liquor and gaming related activities, including, but not limited to, the Liquor and Gaming Laws of the State of Louisiana, as amended, and the rules and regulations promulgated thereunder, and no Seller nor any Affiliates thereof, have received any notice, demand, complaint or order from any Governmental Body asserting that a license of or related to the Business should be revoked, suspended, not issued or issued with qualifications, or that they or the Business are not in full compliance with the same.

(b)          Except as set forth in Section 6.18(a), to each of the Sellers’ or their Affiliates’ knowledge, there is no investigation or review of the Acquired Assets or the Business now underway or threatened by any Governmental Body, including, without limitation, any investigation or review by any gaming authority, nor has any of the foregoing indicated an intention to conduct the same.

6.19        Environmental and Safety Matters.  Except as set forth on Schedule 6.19, with respect to the Business, the Premises and the Acquired Assets:

(a)           the Sellers and their Affiliates, as applicable, have complied and are in compliance, in all respects, with all Environmental and Safety Requirements;

(b)           without limiting the generality of the foregoing, each of the Sellers and any of their Affiliates have obtained and complied with, and are in compliance, in all respects, with all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of the Premises and the operation of the Business, including, but not limited to, the sale and storage of fuel and fuel oil and the disposal of the Business’s waste water, a list of all such permits, licenses and other authorizations is set forth on Schedule 6.19(b);

(c)           none of the Sellers nor any of their Affiliates have received any written or oral notice, report or other information or has any knowledge regarding any actual or alleged violation of Environmental and Safety Requirements, including any investigatory, remedial or corrective obligations, relating to the Business, the Premises or any Acquired Asset arising under Environmental and Safety Requirements;

(d)          to each of the Seller’s knowledge, none of the following exists at the Premises:  (i) asbestos-containing material in any form or condition; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments (i.e. ground disposals areas, covered or uncovered, in which trash or any other materials are stored or disposed of) or similar disposal areas;

(e)           none of the Sellers nor any of their Affiliates have caused, will not knowingly cause, and there has not occurred during the time the Sellers have leased or operated the Premises, any of the Acquired Assets or the Business, the release of any “hazardous substance” on the Premises in violation of any Environmental and Safety Requirements;

(f)           none of the Sellers or any of their Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements; and

(g)          to each of the Seller’s knowledge, Schedule 6.19(g) is a full, complete and accurate list of all Underground Storage and Aboveground Storage Tanks (UST’s and AST’s, respectively) on the Premises, each of which is now and has at all times prior hereto been operated and maintained in full compliance with all applicable Environmental and Safety Requirements.

6.20        Governmental Authorizations.  Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any Governmental Body, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by the Sellers under this Agreement or the consummation by the Sellers of any transaction contemplated hereby or as otherwise necessary for the operation of the Business by the Sellers  has been or will be completed, made or obtained on or before the Closing Date, except: (a) any such filings or approvals that may be required of the transfer contemplated hereunder by the Louisiana State Police and the Louisiana Gaming Control Board; and (b) gaming and liquor licenses to be obtained by the Purchaser following the Closing hereunder.

6.21        Premises.  To the best of the Sellers’ knowledge, information and belief, there is not now pending nor threatened: (a) any litigation or proceeding to take all or any portion of the Premises by eminent domain or other condemnation proceeding; (b) any street widening or changes in any highway or traffic lanes or patterns in the immediate vicinity of the Premises; or (c) other change or modification by a Governmental Body which would adversely affect the Premises, the Business or any of the Acquired Assets.  Further, (i) the Premises are connected to and serviced by adequate water, gas, sewage disposal and electric facilities; (ii) all material systems of the Premises, including, but not limited to, heating, ventilation, air conditioning, electrical, plumbing, roof, fuel pumps and lines, etc., are new and in good operating condition; and (iii) the Premises and all improvements located thereon are in full compliance with current building and zoning laws.  Sellers have no information or knowledge that any portion of the Premises are being condemned or otherwise taken for use as part of any street widening process.

6.22        Disclosure.  To the best of the Sellers’ knowledge, information and belief, neither this Agreement, nor any of the exhibits, schedules, attachments, written statements, documents, certificates, reports or other items prepared or supplied to the Purchaser by or on behalf of the Sellers or any of their Affiliates with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

6.23        Operations.  There will be no Devices located on the Premises at the Closing.  All Restaurant and convenience store operations shall be conducted pursuant to the Restaurant Sublease and all fueling operations shall be conducted by the Purchaser pursuant to the lease referred to in Section 5(a) above.

6.24        Certain Payments.  No officer, director, employee or agent of the Business, the Sellers or any of their Affiliates, nor any other person acting with or on behalf of the Business has directly or indirectly offered, agreed to make or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, permits or licenses, (ii) to pay for favorable treatment for business, permits or licenses secured, (iii) to obtain any special concessions or for special concessions already obtained or (iv) in violation of any legal requirement.

6.25        Interest in Competitors, Suppliers and Customers.  Except as set forth on Schedule 6.25, none of the Sellers nor any Affiliates of the foregoing, have any ownership interest in any competitor, supplier or customer of the Business.

6.26        No-Shop.  Sellers, for themselves and for any Affiliates, agree that until the termination or expiration of this Agreement, neither they nor any of their Affiliates shall enter into any agreements nor have discussions with any third parties for the sale of the Acquired Assets nor grant any rights of first refusal or options to acquire the same in any form whatsoever.  Sellers acknowledge for themselves and for their Affiliates during the term of this Agreement, Purchaser shall have the sole and exclusive right to purchase the Acquired Assets.

6.27        Representations and Warranties of the Purchaser.  As a material inducement to the Sellers to enter into this Agreement and sell the Acquired Assets hereunder, the Purchaser represents and warrants to each of the Sellers as follows:

(a)           Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser possesses all requisite power and authority, and all licenses, permits and authorizations necessary, to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.  Purchaser is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

(b)          The execution, delivery and performance of this Agreement and all other agreements, instruments and transactions contemplated hereby and thereby to which the Purchaser is a party have been duly authorized by all requisite company approvals.  This Agreement and all other agreements and instruments contemplated hereby to which the Purchaser is a party each constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms.  The execution and delivery by the Purchaser of this Agreement and all other agreements and instruments contemplated hereby to which the Purchaser is a party, the purchase of the Acquired Assets hereunder and the fulfillment of and compliance with the respective terms hereof by the Purchaser, does not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, the Articles of Incorporation or By-Laws of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject.

Section 7.               Conditions Precedent.

7.1          Conditions to the Purchaser’s Obligations.  The obligation of the Purchaser to purchase the Acquired Assets shall be expressly subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent and any other such conditions stated elsewhere in this Agreement.

(a)           Prohibition.  There shall have been no lawsuit, judgment, order, suit, complaint or preliminary or permanent injunction entered, pending or threatened in any action or proceeding before any United States federal, state, parish or local court, or any foreign court, of competent jurisdiction or Governmental Body threatening or enjoining, in whole or in part, the Business’s current operations, making illegal or prohibiting the consummation of the transactions hereunder, including the transfer of the Acquired Assets and the operation of Devices on the Premises.

(b)          Related Agreements.  Purchaser shall have received the leases and any amendments referred to in Section 5 above and any other agreements referred to elsewhere in this Agreement.

(c)           Representations True.  The representations and warranties of the Sellers set forth in this Agreement and the exhibits, schedules, attachments, written statements, documents, certificates, Closing Reports, financial statements or other items prepared or supplied to the Purchaser by or on behalf of the Sellers, shall be true and correct in all material respects on the Closing Date with the same effect as though all such items had been made on and as of such date, and the Sellers shall each deliver to the Purchaser a certificate certified by an officer of Market Street and each Seller, individually, certifying such or identifying any changes as of the Closing Date (the “Closing Certificate”).

(d)          Good Standing Certificate.  The Purchaser shall have received a good standing certificate for Market Street dated within fifteen (15) days prior to the Closing Date.

(e)           Condition of Assets.  The Acquired Assets shall be in good physical and operating condition, excepting normal wear and tear only.  No damage or casualty shall have occurred to the Acquired Assets or operations of the Business prior to the Closing Date, excluding only ordinary non-material wear and tear.

(f)           Legal Opinion.  Purchaser shall have received a legal opinion, substantially in the form of Exhibit G attached hereto, from legal counsel for the Sellers.

(g)          No Adverse Change.  As of the Closing Date, there shall be no material adverse change in the condition of the Acquired Assets.

(h)          Estoppel.  An estoppel certificate in form and substance acceptable to the Purchaser in its sole discretion from Market Street and the lessor/landlord under the contracts identified on Schedule 6.9(b), a copy of which shall be provided to the Sellers prior to the Deposit Forfeit Date.

(i)            Additional Documents.  The Purchaser shall have received from the Sellers, as appropriate, each of the instruments and other documents referred to elsewhere in this Agreement.

(j)            Assumed Contract Consents.  The Purchaser shall have received the consent(s) of the lessors under the leases and/or contracts identified on Schedule 6.9(b).

(k)           Title Policy.  The Title Company shall be unconditionally prepared to issue the Title Policy in the name of the Purchaser or its designee, in the amount of the Purchase Price.

(l)            Financing.  The Purchaser shall have received the funds from any financing for the contemplated purchase of the Acquired Assets.

(m)          Certificate of Occupancy.  A final certificate of occupancy or its equivalent has been issued by the appropriate Governmental Body permitting the unconditional occupation and operation of the Truck Stop.

7.2          Conditions to the Sellers’ Obligations.  The obligation of the Sellers to sell the Acquired Assets to the Purchaser shall be subject to the satisfaction and fulfillment, at or before the Closing, of the following conditions precedent:

(a)           There shall have been no lawsuit, judgment, order, suit, complaint or preliminary or permanent injunction entered, pending or threatened in any action or proceeding before any United States federal, state, Parish or local court, or any foreign court, of competent jurisdiction or Governmental Body (which has jurisdiction over the enforcement of any applicable laws) making illegal or prohibiting the consummation of the transactions hereunder, including the transfer of the Acquired Assets or the operation of Devices on the Premises;

(b)          Purchaser has timely delivered or caused to be delivered the Minimum Purchase Price, plus or minus any applicable prorations and the Deposit hereunder, to the Escrow Agent;

(c)           Purchaser shall have performed all obligations and complied with all agreements and covenants required hereunder to be performed by Purchaser on or before the Closing Date;

(d)          Purchaser’s representations and warranties contained herein and in any documents furnished to the Sellers on or prior to the Closing Date shall be true and correct in all respects as of the Closing Date;

(e)           The Title Company has confirmed to Sellers that the Title Company is unconditionally prepared to disburse the Minimum Purchase Price (plus or minus all applicable prorations and less the Escrow Hold Back) to the Sellers or its designees subject only to the performance by the Sellers of their respective obligations under this Agreement;

(f)           Sellers shall have received the Agreements referred to in Section 7.1(b).

(g)          The Sellers shall have received the consent(s) of the lessors under the leases and/or contracts identified on Schedule 6.9(b).

(h)          Except for the consents under item (g) above, if any of the foregoing conditions are not satisfied on or prior to the Closing Date for a reason other than a default under this Agreement by the Sellers, Sellers shall give the Purchaser written notice of the foregoing conditions not satisfied and Purchaser shall have ten (10) Business Days during which to cure the same.  In the event the Purchaser is unable to cure the conditions within such period, the Sellers may terminate this Agreement and the Escrow Agent shall promptly release the Deposit to the Seller as their liquidated damages and no as a penalty.  Acceptance by any of the Sellers of any portion of the Minimum Purchase Price shall be evidence of the waiver by each of the Sellers of the foregoing conditions precedent.

Section 8.               Omitted.

Section 9.               Non-Solicitation.

9.1          Notwithstanding anything contained in this Agreement to the contrary, each of the Sellers, for themselves and their Affiliates, agrees for a period of two (2) years following the Closing and as partial consideration for the Purchase Price, that neither they, nor their Affiliates, shall knowingly employ, solicit for employment or induce to leave their employment or other relationship, any employee, customer, vendor or supplier of the Purchaser, its Affiliates or the Business, nor any employee who may be permanently hired by the Purchaser or Southern Trading Corporation.

9.2          Nothing contained in this Section is intended nor shall it be construed as prohibiting any party from running “help wanted” ads or other general solicitations for employees or from hiring respondents to such general solicitations, regardless of whether such respondents are or have been employed by one of the parties to this Agreement.

Section 10.             Assignment, Adjustments and Prorations, Closing.

10.1        Assignment.       Subject to Purchaser’s review and acceptance of Title Evidence, Sellers shall convey the Premises to Purchaser by an Assignment (the “Assignment”), attached hereto as Exhibit H, conveying good, marketable and indefeasible leasehold title to the Premises subject only to the following:

(a)           Zoning laws;

(b)          Current real estate and ad valorem taxes and assessments, if any, not yet due and payable; and

(c)           Permitted Encumbrances.

10.2        Taxes and Assessments: Closing Costs.

(a)           All amounts payable under the Property Lease or the Restaurant Sublease,  utilities, costs, charges and expenses generated by the operations of the Acquired Assets and paid by the Sellers and other similar charges, as well as revenues generated by the Acquired Assets that accrued to the Sellers, shall be prorated between the Sellers and the Purchaser as of the Closing Date, such that credits, charges, costs, expenses and revenues up to noon local time on the Closing Date and all days preceding the Closing Date shall be allocated to Sellers, as applicable, and credits, charges, costs, expenses and revenues after noon local time on the Closing Date shall be allocated to Purchaser.  The Purchase Price shall be adjusted at the Closing to reflect the prorations, in accordance with the Settlement Statement.

(b)          If the actual amount of Real Estate Taxes is not known on the Closing Date, Real Estate Taxes shall be prorated on the basis of the rate shown for the Premises on the last available tax bill; provided, that there shall be deducted therefrom all applicable credits.  Sellers represent and warrant that there are no special assessments with regard to the Premises.  Upon receipt of the final tax bill for the period encompassing the Closing Date, the parties shall adjust, outside of the escrow, the proration of Real Estate Taxes based upon the actual tax bill.

(c)           If any errors or omissions are made regarding adjustments and prorations as aforesaid, the parties shall make the appropriate corrections promptly upon the discovery thereof. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.

(d)          Sellers shall not assign any policies of liability or property damage insurance covering the Premises. No insurance premiums shall be prorated.  Purchaser shall pay for recording fees.  Purchaser shall pay any Louisiana transfer taxes and conveyance fees associated with the conveyance of the Sellers’ interests in the Real Property.  Escrow fees shall be paid by the Purchaser.  Each party shall pay its own attorneys’ fees and all expenses incurred by it other than expenses specifically addressed elsewhere in this Agreement.  All revenues and expenses arising from the ownership or operation of the Acquired Assets, or the Business (collectively, the “Operating Charges”) accruing, earned or incurred on or prior to the Closing Date shall be the sole responsibility of the Sellers (regardless of when an invoice is issued or payment for such charges and expenses is due), including but not limited, to any salaries, utilities, taxes or other costs (together with all costs, expenses or fees related to the construction of the Truck Stop).  All Operating Charges arising from the ownership or operation of the Acquired Assets and the Business and incurred after the Closing Date shall be the sole responsibility of the Purchaser.  The parties shall make a reasonable proration of the Operating Charges at Closing based upon the most recent invoice for each Operating Charges and shall adjust such proration upon receipt of the final invoice encompassing the Closing Date for each such Operating Charges.

(e)           Closing.  This transaction shall be closed through an escrow that is to be held by the Title Company, in accordance with the general provisions of the usual form of escrow agreement then in use by such Title Company for transactions similar to this with such special provisions inserted as may be required to conform with this Agreement.  Each party shall execute and deliver on a timely basis all escrow instructions, deeds, funds, the Settlement Statement and other documents reasonably necessary to accomplish Closing.  In addition to, and not in limitation of, the foregoing:

(i)            On or before the Closing Date, Sellers shall execute, deliver or cause to be delivered to the Title Company all of the items listed below:

(a)           The Assignment;

(b)           Any other instruments then required pursuant to any other sections of this Agreement;

(c)           Mechanics Lien Affidavit required by the Title Company; and

(d)           Each Seller’s affidavit of non-foreign status, as contemplated by Section 1445 of the Code attached hereto as Exhibit E.

(ii)           On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Title Company the Minimum Purchase Price, subject to the prorations and credits as herein provided, and execute and deliver to the Sellers an assumption agreement in form and substance reasonably satisfactory to Sellers and their counsel under which the Purchaser, or its designee, assumes and agrees to perform all obligations under the Assumed Contracts that accrue after the Closing Date.

(iii)          The transactions provided for in this Agreement shall be completed by the Title Company on the Closing Date by doing each of the following:

(a)           by filing the Assignment for record in the Records of Caddo Parish, Louisiana;

(b)           by causing the issuance of the Title Policy, subject only to the Permitted Encumbrances, and forwarding the Title Policy to Purchaser with a copy to Sellers;

(c)           by prorating taxes, assessments and other amounts, in accordance with this Agreement and the Settlement Statement with respect to the

Premises, and paying and charging Purchaser or Sellers for those costs and expenses to be paid by Sellers or Purchaser pursuant hereto;

(d)           by delivering to Purchaser: (i) the Seller’s/Owner’s Affidavit and Indemnity, fully executed by the applicable Sellers, and attached hereto as Exhibit I; and (ii) the FIRPTA Affidavit attached hereto as Exhibit E;  and

(e)           by preparing and forwarding to Purchaser and Sellers four (4) signed copies of the Settlement Statement setting forth all receipts and disbursements provided for herein.

In addition to the obligations required to be performed hereunder by Sellers at the Closing, Sellers agree to perform such other acts, and/or to execute and deliver to Purchaser such further instruments, documents and other materials, as are reasonably requested by Purchaser at or subsequent to Closing in order to effect the consummation of the transaction contemplated herein and to vest title to the Premises and the Acquired Assets in Purchaser, including, without limitation, the assignment of all rights of Sellers in and to any easements for the benefit of the Premises; provided, however, that the foregoing instruments and other materials, if any, shall not enlarge the scope of Sellers’ obligations hereunder.

(f)           In the event the Title Company is unable to simultaneously perform all instructions set forth in Section 10(f)(iii)(a) through (e) on the Closing Date, the Title Company shall so notify Sellers and Purchaser, and shall retain, unless otherwise instructed by the party depositing the same, all documents and funds deposited with the Title Company until receipt by the Title Company of written instructions executed by Sellers and Purchaser or by a Court of competent jurisdiction.

(g)          If the Purchaser (i) disapproves any condition referred to in this Agreement within the applicable time period and in the manner set forth in the Agreement, or (ii) is otherwise allowed to terminate this Agreement and cancel the Escrow, without thereby committing an act of default under this Agreement or the Escrow and does so, all obligations of the parties under this Agreement shall, except as otherwise set forth, terminate and none of the parties hereto shall have any further obligation to the other under this Agreement.  In such event, Escrow Agent shall return all funds (after deducting its charges, if its charges are to be borne by the party depositing such funds) and documents then in Escrow to the party depositing same unless otherwise set forth in Section 2.1(b) above which Section in the event of any conflict shall be controlling, and each party shall promptly return all documents in the possession of such party to the other party.

(h)          Possession.  At noon local time on the Closing Date, subject in all events to the payment by the Purchaser of the Minimum Purchase Price, Sellers shall cease operation of the Acquired Assets and shall deliver possession thereof to the Purchaser, and all risk of loss with respect thereto shall pass to the Purchaser or its designee.

(i)            Inventory Count.  The Sellers and Purchaser agree that at 7:00 a.m. local time on the Closing Date, a representative from each of them (the “Representatives”) shall meet at the Truck Stop and shall cooperate to turn over, at noon local time, subject in all events to the payment of the Minimum Purchase Price by the Purchaser, all keys, passwords, accounts, and copies of all records, documents, instruments and any other items necessary for the immediate and complete operation of the Acquired Assets.

(j)            Escrow Hold Back.  From and after the Closing Date, Escrow Agent shall withhold the Escrow Hold Back from the Sellers’ proceeds hereunder and shall hold such funds in escrow.  In the event: (i) the Purchaser shall receive any invoice, bill or letter demanding payment for any Operating

Charges that accrued or relate to any period of time on or prior to the Closing Date; or (ii) any expenses, charges, costs, fees or obligations related to the construction of the Truck Stop, Purchaser shall send evidence of such Operating Charges to the Escrow Agent and to the Sellers (“Hold Back Notice”).

(i)            Sellers shall have ten (10) Business Days following their receipt of the Hold Back Notice to serve, in writing to both the Escrow Agent and the Purchaser, any objections they may have to the same.  If no objection is timely served by the Sellers, Escrow Agent is herewith authorized, without further action by any party, to promptly pay such Operating Charges out of the Escrow Hold Back.

(a)           If Sellers shall timely object to any payment out of the Escrow Hold Back and the basis for an objection is that the Operating Charges that are the subject of the Hold Back Notice arose after the Closing Date, then the Escrow Agent shall hold such amount as is identified in the Hold Back Notice until such time as it receives written instructions from all parties to disburse the same; or

(b)           If Sellers shall timely object to any payment out of the Escrow Hold Back and the basis for an objection is anything other than an objection based upon Section 10(j)(i)(a) above, the Escrow Agent shall hold the funds identified in the Hold Back Notice for an additional thirty (30) calendar days, after which it shall disburse such funds as directed by the Purchaser.

(ii)           Promptly after that date which is ninety (90) days after the Closing Date (“Hold Back Expiration Date”), Escrow Agent shall release any funds then remaining in the Escrow Hold Back to the Sellers, unless such funds have been the subject of a Hold Back Notice and subsequent objection in which event such funds shall remain in escrow until the Escrow Agent has received written instructions from both the Purchaser and the Sellers.

Section 11.             Miscellaneous.

11.1        Expenses.  Unless specifically allocated by this Agreement, each of the parties shall be obligated to pay its own expenses (including all fees and expenses of legal counsel, environmental consultants and accountants).

11.2        Sellers’ Resignation.    Sellers shall and shall cause their owners, shareholders, members, managers, officers, employees and agents to, resign effective as of the Closing Date, any positions they may hold within the Business, including, but not limited to, the positions of agent or employee.

11.3        Update to Schedules and Exhibits.  The Sellers, as appropriate, shall promptly notify the Purchaser, prior to the Closing Date, of any changes or modifications to the information contained on the schedules or exhibits attached to this Agreement or in any document, record or instrument supplied to the Purchaser or any of its agents as a part of the transactions contemplated herein and provide in written form an amended schedule, exhibit, document, record or instrument, as the case may be.  Notwithstanding anything contained herein to the contrary, Sellers shall update the attached Schedules within thirty (30) days of the Closing Date.  Notwithstanding the foregoing, upon receipt of any change or modification to any schedule or exhibit or in any record, document or instrument described above which shall have or identify a Material Adverse Effect, Purchaser shall have the right, in its sole discretion, to terminate this Agreement and upon such termination this Agreement shall be null and void and of no further force and effect and no party hereto shall have any further liability or obligation hereunder.  If at the time of the foregoing termination, the Deposit remains with the Escrow Agent, it shall be released pursuant to the terms and conditions of Section 2.1(b).

11.4        Remedies.

(a)           In the event of any actual or alleged default by any party hereto (the “Defaulting Party”), the non-defaulting party (the “Non-Defaulting Party”) shall provide written notice to the Defaulting Party (“Default Notice”) specifying the default; setting forth the Non-Defaulting Party’s claim that the matter constitutes a default; and identifying the steps or actions that the Non-Defaulting Party believes should be taken in order to cure the alleged default.  The Defaulting Party shall have a period of seven (7) days, or such additional time as may be reasonably required, to cure the alleged default (the “Cure Period”), excepting only as to the payment of the Minimum Purchase Price or the Earn Out Payment for which there is no additional time granted to the Purchaser.  The Defaulting Party shall have no liability for any actual or alleged default that is cured within the Cure Period.

(b)          Each of the parties hereto shall have all rights and remedies set forth in this Agreement and any other documents or instruments relating to the consummation of the transactions contemplated under this Agreement, and all rights and remedies which such parties have been granted at any time under any other agreement or contract and all of the rights which such parties have under any law.  No remedy hereunder or thereunder conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The Sellers and Purchaser having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

11.5        Amendments and Waivers.  No oral modification hereof shall be binding upon the parties; all modifications and amendments shall be in writing and signed by the parties.  Failure by any party to insist upon or enforce any of its respective rights, benefits or remedies shall not constitute a waiver thereof.  Any party hereto may waive the benefit of any provision or condition for such party’s benefit contained in this Agreement; provided, however, such a waiver must be specifically expressed in writing.

11.6        Survival of Agreement.  All covenants, representations and warranties contained in this Agreement or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

11.7        Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective heirs, personal representatives, executors, administrators, successors and assigns of the parties hereto whether or not so expressed; provided that none of the Sellers shall be permitted to assign their rights or obligations under this Agreement.  Except as otherwise expressly provided herein, nothing expressed in or implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any such other document.

11.8        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.9        Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

11.10      Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

11.11      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to principles of conflict of laws.

11.12      Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by nationally recognized overnight courier service (charges prepaid), (c) three (3) Business Days after posting in the United States mail having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) when sent via facsimile if a copy is delivered personally, couriered or mailed to the recipient as set forth above.  Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to any of the Sellers, to:

Market Street Truck Plaza Acquisition Corp., LLC

150 S. Los Robles Avenue, Suite 665

Pasadena, CA 91101

Attn: Loren Ostrow

Facsimile: 626-356-1164

If to the Purchaser, to:

Gameco Holdings, Inc.

718 S. Buchanan, Suite C

Lafayette, Louisiana 70517

Attn: Stan Guidroz

Facsimile: 337-233-7293

with a required copy to:

Hahn Loeser & Parks LLP

3300 BP Tower

200 Public Square

Cleveland, Ohio 44114

Attn: Stanley R. Gorom III, Esq.

Facsimile: 216-274-2460

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

11.13      Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

11.14      Complete Agreement.  This Agreement, those documents expressly referred to herein, and the other documents of even date herewith, or dated as of the Closing Date, delivered or executed in connection with the transactions contemplated hereby embody the complete agreement and understanding among the parties and supersede any prior agreements or representations by or among the parties, written or oral that may have related to the subject matter hereof in any way.

11.15      Indemnification.

(a)           In consideration of the Purchaser’s execution and delivery of this Agreement and purchase of the Acquired Assets hereunder, and in addition to all of each of Sellers’ other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, each of the Sellers agree, jointly and severally, to defend, protect and indemnify the Purchaser and all of its officers, directors, shareholders, members, managers, partners, Affiliates, employees, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such party on demand as and when incurred, any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, obligations, liabilities, damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Purchaser Liabilities”), incurred by the Purchaser Indemnitees or any one of them as a result of, arising out of, or relating to: (a) the breach by any Seller of any representation, warranty, covenant, obligation or term contained herein; (b) any claim, debt, fee, cause of action, expense, obligation or liability arising from or related in any manner to the operation of the Business and/or the Acquired Assets by the Sellers; or (c) any breach or default by any Seller arising out of the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto, except to the extent any such Purchaser Liabilities are caused by the particular Purchaser Indemnitee’s own acts or omissions.

(b)          In consideration of each Sellers’ execution and delivery of this Agreement and sale of the Acquired Assets hereunder, and in addition to all of the Purchaser’s other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity,  the Purchaser agrees to defend, protect and indemnify each Seller and all of their officers, directors, shareholders, members, partners, Affiliates, employees, managers, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Seller Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such party on demand as and when incurred, any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, obligations, liabilities, damages and expenses in connection therewith (irrespective of whether any such Seller Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Seller Liabilities”), incurred by the Seller Indemnitees or any of them as a result of, arising out of, or relating to: (a) the breach by the Purchaser of any representation, warranty, covenant, obligation or term contained herein; or (b) any claim, debt, fee, cause of action, expense or liability arising after the Closing Date and related in any manner to the operation of the Business and/or the Acquired Assets by the Purchaser; or (c) any breach or default  by the Purchaser arising out of the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto, except to the extent any such Seller Liabilities are caused by the particular Seller Indemnitee’s own acts or omissions.

(c)           No claims for indemnification under Sections 11.15(a) and (b) above shall be asserted until the aggregate of such claims suffered or incurred by the respective party are equal to or greater than $5,000, excluding only reimbursement for invoices, costs and expenses presented to the Purchaser by third-parties and related to or arising at any time prior to the Closing Date.

11.16      Prevailing Party Fees.  In the event of a default of any condition or obligation of this Agreement on the part of any party hereto which results in any legal proceeding, the non-prevailing party shall pay to the prevailing party of the litigation all reasonable costs and expenses of the legal proceeding and any appeal therefrom, including reasonable attorney’s fees.

11.17      Incorporation.  Any and all Schedules, Exhibits or other documents referred to herein or attached hereto are incorporated herein as if fully rewritten in this Agreement.

11.18      Tax Treatment Election.  The parties agree that this Agreement is for the purchase and sale of assets and that Minimum Purchase Price and Earn-Out Payment shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code.  Purchaser and Sellers agree that as a condition to the Closing they shall, by mutual agreement, allocate the value of the Acquired Assets pursuant to the Code.  On or before the Deposit Forfeit Date, the Purchaser and Sellers, as applicable, shall complete and sign three (3) copies of form 8594, and each agrees to act in accordance with the allocation contained therein in the course of any Tax audit, tax review, the filing and preparation of any Tax Returns or tax litigation.  Neither Purchaser nor Sellers shall assert that the allocation as agreed upon was not separately bargained for at arm’s length and in good faith.

11.19      Additional Instruments and Information.  All parties agree and do hereby obligate themselves to promptly execute any additional documents and instruments and take any other actions necessary and proper for the complete and expeditious implementation and satisfaction of the provisions and intent of this Agreement.  In addition, Sellers agree that during and subsequent to the sale transaction, Sellers shall have a continuing duty to supply such information and documentation and to perform such acts as may be required by any Governmental Body or under the Liquor and Gaming Laws of the State of Louisiana.

11.20      Monthly Financial Statements.  Purchaser agrees to provide, from and after the Closing Date through the 18th full calendar month following the month during which Devices are legally operating at the Premises, within thirty (30) days following the close of each calendar month, financial statements, including a statement of income and expenses and a balance sheet prepared in manner consistent with the internal accounting and reporting practices used by the Purchaser, reflecting the operations and results of the Business for the prior month.

11.21      Future Development.

(a)           In further consideration of the purchase of the Acquired Assets and the Business, each of the Sellers (“Selling Parties”) obligate themselves and their Affiliates not to directly or indirectly, within: (Y) a fifteen (15) mile radius (“Exclusion Zone”) of the Truck Stop commencing on the Closing Date and continuing thereafter uninterrupted for a period of ten (10) years; or (Z) within a fifteen (15) mile radius of any of the Purchaser’s other truck stops located within the State of Louisiana and identified on Schedule 11.21(a)(collectively, the “Purchaser’s Locations”) commencing on the Closing Date and continuing thereafter uninterrupted for a period of five (5) years: (i) own, manage, operate, control, be employed by, participate in or be connected with any aspect of a video poker truck stop facility or other business which derives any portion of its revenues from legal or illegal gaming (other than any of the fifteen (15) riverboat casino licenses currently authorized or any new riverboat casinos, or any successor enterprises thereto including wholly-land based successors to the current form of riverboat casinos, subsequently authorized by the Louisiana legislature, all of which are hereby excluded from the obligation not to do as set forth herein (collectively, the “Exclusion”)), whether as a sole proprietor, owner, partner, stockholder, member, director, officer, employee, agent, consultant, joint venturer, contractor, investor or other participant; or (ii) subject to the Exclusion, be otherwise involved or connected in any manner with the ownership, management, operation, promotion, advertisement, solicitation of customers, marketing or sales efforts or control of any enterprise that carries on or engages in a business directly or indirectly similar to the gaming, fueling (diesel and motor fuel), restaurant or convenience-store activities of the Business or the Purchaser’s Locations.  Schedule 11.21(a) shall be delivered to the Sellers on the Agreement Date.

(b)          The foregoing obligation is an obligation not to do an act or take an action.  The Selling Parties, each for themselves and their Affiliates, acknowledge that the foregoing obligation not to do an act is a material inducement for the Purchaser to enter into this Agreement and is a necessary, reasonable and appropriate obligation.

(c)           Given the unique nature of the video poker industry and the operation of truck stop facilities, the parties hereto acknowledge and agree that the obligations contained in this Section 11.21 are reasonable and necessary to protect the Business from activities for which it otherwise has little or no ability to defend itself.  The parties hereto further acknowledge and agree that the obligations contained herein do not impose a burden upon one party which is not commensurate with the risk to any other party.

(d)          If a court of competent jurisdiction determines that the obligations contained herein are too restrictive to be enforced, in whole or in part, this provision shall not be invalid, and all parties agree that the court shall modify the obligations contained herein to the extent necessary to permit their enforcement.

(e)           In the event of a breach or threatened breach of the provisions of this section, the Purchaser shall be entitled to an injunction restraining each of the Selling Parties from breaching the provisions of this Agreement or from rendering any such services to any person, firm, corporation, association, partnership or other entity which would result in a breach of this Agreement.  Nothing contained in this section shall be construed as prohibiting the Purchaser from pursuing any other remedies available for a breach or threatened breach of the obligations contained in this section, including the recovery of damages from the any of the Selling Parties.

(f)           One Hundred Thousand and no/100 Dollars ($100,000.00) of the Purchase Price is specifically allocated as payment to the foregoing entities and individuals as consideration for their obligations and covenants under this Section 11.21.

11.22      Time of the Essence.  TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION OF THIS AGREEMENT.  The parties acknowledge and agree that the preceding sentence is a central, indispensable element of this Agreement.

11.23      Force Majure.  Any time period or obligation to timely perform imposed upon any party hereunder shall be extended as necessary when performance of such obligation(s) is rendered impossible or unreasonably difficult as a result of any acts of God, war, labor strikes or unrest, weather, acts of terrorism, general disruptions to the economy or day-to-day operations of the government of the Parish of Caddo, the State of Louisiana or the United States of America which make conducting business unreasonably difficult or impossible.

11.24      SUBMISSION TO JURISDICTION AND VENUE, CONSENT TO SERVICE OF PROCESS, ETC.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER AND EACH OF THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)         AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT, THE TRANSFER CONTEMPLATED HEREIN OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (COLLECTIVELY, “RELATED LITIGATION”) TO WHICH EITHER IS OR MAY BE A PARTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN SHREVEPORT, LOUISIANA, AND SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND AGREES NOT TO BRING ANY RELATED LITIGATION IN ANY OTHER FORUM;

(B)          ACKNOWLEDGES THAT SUCH COURTS WILL BE THE MOST CONVENIENT FORUM FOR ANY RELATED LITIGATION, WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT; AND

(C)          CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS FOR NOTICES DESCRIBED IN THIS AGREEMENT, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

11.25      JURY WAIVER  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER AND EACH OF THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THEIR RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, CAUSES OF ACTION OR SUITS ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

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THUS DONE AND PASSED on the 4th day of October, 2006, at the City of Pasadena, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:
MARKET STREET TRUCK PLAZA ACQUISITION CORP, LLC, a Delaware limited liability company

/s/ Allison Alanis		By:	/s/ Paul Alanis
Printed Name:	Allison Alanis	Printed Name:	Paul Alanis
		Title:	Managing Member

/s/ Andrew Yu
Printed Name:	Andrew Yu

/s/ Suzanne Nordberg
NOTARY PUBLIC

Suzanne R. Nordberg – Commission #152529
Printed Name and Notary Number

And now to these presents came and appeared, PAUL ALANIS, to make, join in and confirm all of the representations, warranties and indemnifications contained in the above Agreement himself, personally, as if a Seller hereunder, and to be personally liable under all such representation, warranty and indemnification provisions of the Agreement, jointly and severally with all other Sellers, his being domiciled and having his principal place of business in the State of California and whose mailing address is declared to be 150 S. Los Robles Avenue, Suite 665, Pasadena, CA 91101;

THUS DONE AND PASSED on the 4th day of October, 2006, at the City of Pasadena, State of California, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:
PAUL ALANIS

/s/ Allison Alanis		/s/ Paul Alanis
Printed Name:	Allison Alanis	Paul Alanis, individually

/s/ Andrew Yu
Printed Name:	Andrew Yu

/s/ Suzanne Nordberg
NOTARY PUBLIC

Suzanne R. Nordberg – Commission #152529
Printed Name and Notary Number

THUS DONE AND PASSED on the 9 day of October, 2006, at the City of Shreveport, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:
RICK PERNICI

_/s/ Janet McDonald		_/s/ Rick Pernici
Printed Name:	Janet McDonald	Rick Pernici, individually

_/s/ Patti Pernici
Printed Name:	Patti Pernici

/s/ Terri G. Porter
NOTARY PUBLIC

Terri G. Porter #65109
Printed Name and Notary Number

THUS DONE AND PASSED on the 9 day of September, 2006, at the City of Shreveport, State of Louisiana, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		SELLERS:

/s/ Janet McDonald		/s/ Sheree Pernici
Printed Name:	Janet McDonald	Sheree Pernici, Individually and as the spouse of Rick
Pernici
/s/ Patti Pernici
Printed Name:	Patti Pernici

/s/ Terri G. Porter
NOTARY PUBLIC

Terri G. Porter #65109
Printed Name and Notary Number

THUS DONE AND PASSED on the 6 day of October, 2006, at the City of West Palm Beach, State of Florida, the undersigned party having affixed its signature in the presence of me, Notary, and the undersigned competent witnesses, after due reading of the whole.

WITNESSES:		PURCHASER:
Gameco Holdings, Inc., a Delaware corporation

_/s/ Chrissy A. DeNitto		By:	/s/ Jeffrey P. Jacobs
Printed Name:	Chrissy A. DeNitto		Jeffrey P. Jacobs, CEO

Printed Name:

/s/ Chrissy A. DeNitto
NOTARY PUBLIC

/s/ Chrissy A. DeNitto #DD166299
Printed Name and Notary Number